Exhibit 10.2

                 BONANZA CREEK ENERGY, INC.
SECOND AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL
AND SEVERANCE PLAN

1.Purpose and Effective Date. Bonanza Creek Energy, Inc. (the “Company”) has adopted this Second Amended and Restated Executive Change in Control and Severance Benefit Plan (this “Plan”) to provide for the payment of severance or change in control benefits to Eligible Individuals (as defined below). The Plan was approved by the Board of Directors of the Company (the “Board”) to be effective as of September 26, 2016 (the “Effective Date”).

2.Definitions. For purposes of this Plan, the terms listed below will have the meanings specified herein:

(a)“Accrued Obligations” means (i) payment to an Eligible Individual of all earned but unpaid Base Salary through the Date of Termination prorated for any partial period of employment; (ii) payment to an Eligible Individual, in accordance with the terms of the applicable benefit plan of the Company or its Affiliates or to the extent required by law, of any benefits to which such Eligible Individual has a vested entitlement as of the Date of Termination; (iii) payment to an Eligible Individual of any accrued unused vacation; and (iv) payment to an Eligible Individual of any approved but not yet reimbursed business expenses incurred in accordance with applicable policies of the Company and its Affiliates, including this Plan.

(b)“Administrator” means the Board or a person or committee appointed by the Board to administer this Plan.

(c)Affiliate” means (i) with respect to the Company, any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such entity; provided¸ however, that a natural person shall not be considered an Affiliate; and (ii) with respect to an Eligible Individual, any person that directly, or through one or more intermediaries, is controlled by such Eligible Individual or members of such Eligible Individual’s immediate family.

(d)“Base Salary” shall mean an Eligible Individual’s annual base salary as of a Notice of Termination (without regard to any reduction in such Base Salary which constitutes Good Reason).

(e)“Cause” means any of the following:

(i)an Eligible Individual has failed or refused to substantially perform such Eligible Individual’s duties, responsibilities or authorities (other than any such refusal or failure resulting from such Eligible Individual’s becoming Disabled);

(ii)any commission by or indictment of by an Eligible Individual of a felony or crime of moral turpitude;

(iii)an Eligible Individual has engaged in material misconduct in the course and scope of such Eligible Individual’s employment with the Company, including, but not limited to, gross incompetence, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, chronic abuse of alcohol or unprescribed controlled substances, improper disclosure of confidential information, chronic and unexcused absenteeism, improper appropriation of a corporate opportunity or any other material violation of the Company’s personnel policies, rules or codes of conduct or any fiduciary duty owed to the Company or its Affiliates, or any applicable law or regulation to which the Company or its Affiliates are subject;

(iv)an Eligible Individual has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation or falsification of records; or

(v)an Eligible Individual has engaged in any act or omission that is likely to materially damage the Company’s business, including, without limitation, damages to the Company’s reputation.

(f)“Change in Control” means:

(i)the acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions by a Person shall not constitute a Change in Control: (I) any acquisition directly from the Company; (II) any acquisition by the Company; (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (IV) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of Section 1(f)(iii) below;

(ii)the individuals who, as of the later of the date of the Effective Date or the last amendment to this Plan approved by the Board, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Any individual becoming a director subsequent to the later of the Effective Date or the date of the last amendment to this Plan approved by the Board whose election, or nomination for election by the Company’s stockholders, is approved by the vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the later of the Effective Date or the last amendment to the date of this Plan approved by the Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the later of the Effective Date or the date of the last amendment to this Plan approved by the Plan;

(iii)the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for non- corporate entity, equivalent securities) of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(g)“CIC Effective Date” means the date upon which a Change in Control occurs.

(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)“Date of Termination” means (i) if the Eligible Individual’s employment with the Company and its Affiliates is terminated by death, the date of such Eligible Individual’s death; (ii) if the Eligible Individual’s employment is terminated because of the Eligible Individual becoming Disabled, then 30 days after the Notice of Termination is given; or (iii) if (A) the Eligible Individual’s employment is terminated by the Company or any of its Affiliates with or without Cause or (B) the Eligible Individual’s employment by the Eligible Individual with or without Good Reason, then, in each case, the date specified in the Notice of Termination, which shall comply with the applicable notice requirements set forth herein. Transfer of employment between and among the Company and its Affiliates, by itself, shall not constitute a termination of employment for purposes of this Plan.

(k)“Disability” or “Disabled” as it relates to an Eligible Individual means when such Eligible Individual (i) receives disability benefits under either Social Security or the applicable long- term disability plan of the Company or its Affiliates, if any, or (ii) the Administrator, upon the written report of a qualified physician designated by the Administrator or the insurer of the applicable long-term disability plan of the Company or its Affiliates, shall have determined (after a complete physical examination of the Eligible Individual at any time after he has been absent from employment with the Company or its Affiliates for 90 or more consecutive calendar days) that such Eligible Individual has become physically and/or mentally incapable of performing such Eligible Individual’s essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).

(l)“Employee Restrictive Covenants, Proprietary Information and Inventions Agreement” means that certain Employee Restrictive Covenants, Proprietary Information and Inventions Agreement or, with respect to a Tier 5 Key Employee, that certain Employee Proprietary Information and Inventions Agreement, as applicable, executed by an Eligible Individual.

(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)“Good Reason” shall exist in the event any of the following actions are taken without an Eligible Individual’s consent:

(i)such Eligible Individual’s authority with Company or its Affiliates is, or such Eligible Individual’s duties or responsibilities based on such Eligible Individual’s job title or job description are, materially diminished relative to such Eligible Individual’s authority, duties and responsibilities as in effect immediately prior to such change, provided, however, that in no event shall removal of such Eligible Individual from the position of manager, director or officer of any direct or indirect Affiliate of the Company in connection with any corporate restructuring constitute Good Reason;

(ii)a reduction in such Eligible Individual’s annual base salary as in effect immediately prior to reduction in an amount of 10% or more;

(iii)a relocation of such Eligible Individual’s primary work location more than 50 miles away from the then-current primary work location; or

(iv)any material breach by the Company of any provision of this Plan or other material agreement between the Company and the Eligible Individual.

(o)“LTIP” means the Company’s 2011 Long Term Incentive Plan, as amended.

(p)“Notice of Termination” means a notice that indicates the specific termination provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated; provided, however, that any failure to provide such detail shall not delay the effectiveness of the termination.

(q)“Post Termination Obligations” means any obligations owed by an Eligible Individual to the Company or any of its Affiliates which survive such Eligible Individual’s employment with the Company or its Affiliates, including, without limitation, those obligations and restrictive covenants (including covenants not to compete and not to solicit) set forth in such Eligible Individual’s Employee Restrictive Covenants, Proprietary Information and Invention Agreement.

(r)“Section 409A” means Section 409A of the Code and the regulations and administrative guidance issued thereunder.

(s)“Section 4999” means Section 4999 of the Code.

(t)“Separation from Service” shall mean a “separation from service” as such term is defined for purposes of Section 409A.

(u)“Severance Obligations” means (i) in the Case of a Tier 1 Executive, those Severance Obligations identified in Section 5(b)(i)(1)-(4) of this Plan; (ii) in the case of a Tier 2 Executive, those Severance Obligations identified in Section 5(b)(ii)(1)-(4) of this Plan; (iii) in the case of a Tier 3 Executive, those Severance Obligations identified in Section 5(b)(iii)(1)-(4) of this Plan; (iv) in the case of a Tier 4 Executive, those Severance Obligations identified in Section 5(b)(iv)(1)-(4) of this Plan; and (v) in the case of a Tier 5 Key Employee, those Severance Obligations identified in Section 5(b)(v)(1)-(4).

(v)“Severance Obligation Period” means (i) in the case of a Tier 1 Executive, the period beginning on the Date of Termination ending 3 years thereafter; (ii) in the case of a Tier 2 Executive, the period beginning on the Date of Termination and ending 2.5 years thereafter; (iii) in the case of a Tier 3 Executive, the period beginning on the Date of Termination and ending 2 years thereafter; (iv) in the case of a Tier 4 Executive, the period beginning on the Date of Termination and ending 1 year thereafter; and (v) in the case of a Tier 5 Key Employee, the period beginning on the Date of Termination and ending 9 months thereafter.

(w)“STIP” means the Company’s Short Term Incentive Program.

(x)“Tier 1 Executive” means an Eligible Individual identified as a “Tier 1 Executive” in accordance with Exhibit A attached hereto.

(y)“Tier 2 Executive” means an Eligible Individual identified as a “Tier 2 Executive” in accordance with Exhibit A attached hereto.

(z)“Tier 3 Executive” means an Eligible Individual identified as a “Tier 3 Executive” in accordance with Exhibit A attached hereto.

(aa)“Tier 4 Executive” means an Eligible Individual identified as a “Tier 4 Executive” in accordance with Exhibit A attached hereto.

(ab)“Tier 5 Key Employee” means an Eligible Individual identified as a “Tier 5 Key Employee” in accordance with Exhibit A attached hereto.

(ac)“Tier” means the level at which an Eligible Individual is identified immediately prior to the Eligible Individual’s termination of employment (without regard to any reduction in such Tier which constitutes Good Reason).

3.Administration of the Plan.

(a)Authority of the Administrator. This Plan will be administered by the Administrator. Subject to the express provisions of this Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to this Plan, (ii) delegate its duties under this Plan to such agents as it may appoint from time to time, and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering this Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate. The Administrator shall have complete discretion and authority with respect to this Plan and its application except to the extent that discretion is expressly limited by this Plan. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in this Plan in any manner and to the extent it deems necessary or desirable to carry this Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) will be final and conclusive.

(b)Manner of Exercise of Authority. Any action of, or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, the Company’s Affiliates, the Board, the stockholders of the Company, each Eligible Individual, or other persons claiming rights from or through an Eligible Individual. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine. The Administrator may appoint agents to assist it in administering this Plan.

(c)Limitation of Liability. The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. The Administrator and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.Eligibility. Each employee of the Company or any of its Affiliates eligible to receive the benefits described in this Plan as designated by the Administrator (collectively the “Eligible Individuals” and each an “Eligible Individual”); provided, that any individual who is entitled to severance or change in control benefits pursuant to a separate written agreement between the Company (or one of its Affiliates) and the individual shall not be an Eligible Individual.

5.Plan Benefits.

(a)Payment of Accrued Obligations. In the event an Eligible Individual’s Date of Termination occurs for any reason, such Eligible Individual shall be entitled to receive the Accrued Obligations. Participation in all benefit plans of the Company and its Affiliates will terminate upon an Eligible Individual’s Date of Termination except as otherwise specifically provided in the applicable plan.

(b)Severance Obligations. In the event an Eligible Individual’s employment with the Company and its Affiliates is terminated by death, for Disability, by the Company or one of its Affiliates without Cause or by such Eligible Individual resigning such Eligible Individual’s employment for Good Reason, the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide Severance Obligations set forth below, provided that the conditions of Sections 5(c) and 8 of this Plan have been fulfilled. Notwithstanding the foregoing, in the event that an Eligible Individual’s Date of Termination occurs by reason of the Eligible Individual’s refusal to accept an offer of employment (including continued employment with the Company or any of its Affiliates) in connection with a Change in Control or other corporate transaction and if such offer of employment would not constitute a basis for a Good Reason termination, then the Eligible Individual shall not be entitled to Severance Obligations under the Plan.

(i)Tier 1 Executives. The Severance Obligations to a Tier 1 Executive shall be as follows:

(1)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 3 years of such Tier 1 Executive’s then current Base Salary as of the Date of Termination, subject to applicable taxes and withholdings;

(2)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 300% of the greater of (A) the annual average of any bonuses received by such Tier 1 Executive from the Company pursuant to the STIP in the 2 calendar years immediately before the Date of Termination and (B) such Tier 1 Executive’s current “target” bonus amount, subject to applicable taxes and withholdings;

(3)immediately prior to the Date of Termination, immediate vesting of all equity incentives then held by such Tier 1 Executive pursuant to the LTIP, Management Incentive Plan or otherwise, with payment of such equity incentives payable in accordance with the applicable award agreement; provided that any such equity incentives that vest or are earned based on both continued employment and the achievement of performance goals shall continue to vest or be earned upon achievement of such performance goals, notwithstanding the Date of Termination; and

(4)if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Tier 1 Executive, during the portion, if any, of the 18- month period, commencing as of the date such Tier 1 Executive is eligible to elect and timely elects to continue coverage for such Tier I Executive and such Tier 1 Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Tier 1 Executive for the difference between the amount such Tier 1 Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(ii)Tier 2 Executives. The Severance Obligations to a Tier 2 Executive shall be as follows:

(1)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 2.5 years of such Tier 2 Executive’s then current Base Salary as of the Date of Termination, subject to applicable taxes and withholdings;

(2)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 250% of the greater of (A) the annual average of any bonuses received by such Tier 2 Executive from the Company pursuant to the STIP in the 2 calendar years immediately before the Date of Termination and (B) such Tier 2 Executive’s current “target” bonus amount, subject to applicable taxes and withholdings;

(3)immediately prior to the Date of Termination, immediate vesting of all equity incentives then held by such Tier 2 Executive pursuant to the LTIP, Management Incentive Plan or otherwise, with payment of such equity incentives payable in accordance with the applicable award agreement; provided that any such equity incentives that vest or are earned based on both continued employment and the achievement of performance goals shall continue to vest or be earned upon achievement of such performance goals, notwithstanding the Date of Termination; and

(4)if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Tier 2 Executive, during the portion, if any, of the 18- month period, commencing as of the date such Tier 2 Executive is eligible to elect and timely elects to continue coverage for such Tier 2 Executive and such Tier 2 Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Tier 2 Executive on a monthly basis for the difference between the amount such Tier 2 Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or the applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(iii)Tier 3 Executives. The Severance Obligations to a Tier 3 Executive shall be as follows:

(1)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 2 years of such Tier 3 Executive’s then current Base Salary as of the Date of Termination;

(2)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 200% of the greater of (A) the annual average of any bonuses received by such Tier 3 Executive from the Company pursuant to the STIP in the 2 calendar years immediately before the Date of Termination and (B) such Tier 3 Executive’s current “target” bonus amount, subject to applicable taxes and withholdings;

(3)immediately prior to the Date of Termination, immediate vesting of all equity incentives then held by such Tier 3 Executive pursuant to the LTIP, Management Incentive Plan or otherwise, with payment of such equity incentives payable in accordance with the applicable award agreement; provided that any such equity incentives that vest or are earned based on both continued employment and the achievement of performance goals shall continue to vest or be earned upon achievement of such performance goals, notwithstanding the Date of Termination; and

(4)if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Tier 3 Executive, during the portion, if any, of the 18- month period, commencing as of the date such Tier 3 Executive is eligible to elect and timely elects to continue coverage for such Tier 3 Executive and such Tier 3 Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Tier 3 Executive on a monthly basis for the difference between the amount such Tier 3 Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(iv)Tier 4 Executives. The Severance Obligations to a Tier 4 Executive shall be as follows:

(1)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 1 year of such Tier 4 Executive’s then current Base Salary as of the Date of Termination;

(2)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 100% of the greater of (A) the annual average of any bonuses received by such Tier 4 Executive from the Company pursuant to the STIP in the 2 calendar years immediately before the Date of Termination and (B) such Tier 4 Executive’s current “target” bonus amount, subject to applicable taxes and withholdings;

(3)immediately prior to the Date of Termination, immediate vesting of all equity incentives then held by such Tier 4 Executive pursuant to the LTIP, Management Incentive Plan or otherwise, with payment of such equity incentives payable in accordance with the applicable award agreement; provided that any such equity incentives that vest or are earned based on both continued employment and the achievement of performance goals shall continue to vest or be earned upon achievement of such performance goals, notwithstanding the Date of Termination; and

(4)if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Tier 4 Executive, during the portion, if any, of the 12- month period, commencing as of the date such Tier 4 Executive is eligible to elect and timely elects to continue coverage for the Tier 4 Executive and such Tier 4 Executive’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Tier 4 Executive on a monthly basis for the difference between the amount such Tier 4 Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(v)    Tier 5 Key Employees. The Severance Obligations to a Tier 5 Key Employee shall be as follows:
(1)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 9 months of such Tier 5 Key Employee’s then current Base Salary as of the Date of Termination;

(2)on the first business day 60 days after the Date of Termination, payment of a lump sum cash payment equal to 75% of the greater of (A) the annual average of any bonuses received by such Tier 5 Key Employee from the Company pursuant to the STIP in the 2 calendar years immediately before the Date of Termination and (B) such Tier 5 Key Employee’s current “target” bonus amount, subject to applicable taxes and withholdings;

(3)immediately prior to the Date of Termination, immediate vesting of all equity incentives then held by such Tier 5 Key Employee pursuant to the LTIP, Management Incentive Plan or otherwise, with payment of such equity incentives payable in accordance with the applicable award agreement; provided that any such equity incentives that vest or are earned based on both continued employment and the achievement of performance goals shall continue to vest or be earned upon achievement of such performance goals, notwithstanding the Date of Termination; and

(4)if and to the extent permitted under applicable law and without additional cost or penalty to the Company or the Tier 5 Key Employee, during the portion, if any, of the 9-month period, commencing as of the date such Tier 5 Key Employee is eligible to elect and timely elects to continue coverage for the Tier 5 Key Employee and such Tier 5 Key Employee’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Tier 5 Key Employee on a monthly basis for the difference between the amount such Tier 5 Key Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or its applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Date of Termination being payable on the first business day 60 days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(c)Conditions to Severance Obligations. Notwithstanding Section 5(b) of this Plan, in no event shall an Eligible Individual be entitled to the Severance Obligations unless such Eligible Individual (i) tenders their resignation as a member of the Board and of the board of directors of any Affiliate (in each case, to the extent applicable) effective as of the Date of Termination (the “Resignation”), and (ii) executes a General Release in a form and substance approved by the Administrator (the “Release”) substantially similar to the Release attached hereto as Exhibit B, with any additional customary terms as the Administrator may deem appropriate in the circumstances, and such Release is not revoked. The Eligible Individual shall be eligible for the Severance Obligations only if the executed Release is returned to the Company and becomes irrevocable within 60 days after the Date of Termination. Until the Release has become irrevocable, any such Severance Obligations shall not be provided by the Company or any of its Affiliates. If an Eligible Individual fails to return the Resignation so that it would, if accepted, be effective upon the Date of Termination, or fails to return the Release to the Company in sufficient time so that the Release becomes irrevocable within 60 days after the Date of Termination, such Eligible Individual’s rights to Severance Obligations shall be forfeited.

6.Change in Control Benefits. Notwithstanding anything to the contrary that may be set forth in the LTIP, Management Incentive Plan or in any grant agreement thereunder, if an Eligible Individual is employed by the Company or one of its Affiliates on the CIC Effective Date and such Eligible Individual (a) resigns such Eligible Individual’s employment with the Company and its Affiliates for Good Reason or (b) is terminated by the Company and its Affiliates without Cause, in each case, at any time within the eighteen-month period following the CIC Effective Date, then such Eligible Individual shall be entitled to receive the Accrued Obligations and Severance Obligations in accordance with Section 5 hereof.

7.Parachute Payment Limitations. Notwithstanding any contrary provision in this Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G of the Code), and the Severance Obligations that would otherwise be paid to such Eligible Individual under this Plan together with any other payments or benefits that such Eligible Individual has a right to receive from the Company (and affiliated entities required to be aggregated in accordance with Q/A-10 and Q/A-46 of Treas. Reg. §1.280G-1) (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), the Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of such Payments and benefits received by the Eligible Individual from the Company and its Affiliates shall be $1.00 less than three times such Eligible Individual’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such Payments received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999; or (b) paid in full, whichever produces the better net after-tax result for such Eligible Individual (taking into account any applicable excise tax under Section 4999 and any applicable federal, state and local income and employment taxes). The determination as to whether any such reduction in the amount of the Payments is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on such Eligible Individual. If reduced Payments are made to the Eligible Individual pursuant to this Section 7 and through error or otherwise those Payments exceed the Safe Harbor Amount, the Eligible Individual shall immediately repay such excess to the Company or its applicable Affiliate upon notification that an overpayment has been made.

The reduction of Payments, if applicable, shall be made by reducing, first, Severance Obligations to be paid in cash hereunder in the order in which such payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and second, by reducing any other cash payments that would be payable to the Eligible Individual outside of this Plan which are valued in full for purposes of Code Section 280G in a similar order (last to first), any third, by reducing any equity acceleration hereunder of awards which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), and finally, by reducing any other payments or benefit provided hereunder in a similar order (last to first).

8.Conditions to Receipt of Severance Obligations.

(a)Compliance with Post-Termination Obligations. Notwithstanding anything contained in this Plan to the contrary, the Company and its Affiliates shall have the right to cease providing any part of the Severance Obligations, and the Eligible Individual shall be required to immediately repay the Company and its Affiliates for any Severance Obligations already provided, but all other provisions of this Plan shall remain in full force and effect, if such Eligible Individual has been determined, pursuant to the dispute resolution provisions hereof, not to have fully complied with such Eligible Individual’s Post-Termination Obligations during the Severance Obligation Period or longer, as may be the case.

(b)Separation from Service Required. Notwithstanding anything contained in this Plan to the contrary, the Eligible Individual shall be entitled to Severance Obligations only if such Eligible Individual’s termination of employment constitutes a Separation from Service.

9.Termination.

(a)Notice of Termination. Any termination of an Eligible Individual’s employment with the Company and its Affiliates (other than termination as a result of death) shall be communicated by written Notice of Termination to, (i) in the case of termination by an Eligible Individual, the Company or one of its Affiliates and (ii) in the case of termination by the Company and its Affiliates, the Eligible Individual.

(b)Death. An Eligible Individual’s employment with the Company and its Affiliates shall terminate immediately upon such Eligible Individual’s death.

(c)Disability. An Eligible Individual’s employment with the Company and its Affiliates shall terminate 30 days after Notice of Termination is given by the Company or its Affiliates.

(d)For Cause.

(i)Subject to Section 9(d)(ii), the Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company and its Affiliates immediately for any Cause.

(ii)If the Company or one of its Affiliates determines, in its sole discretion, that a cure is possible and appropriate, the Company or the applicable Affiliate will give an Eligible Individual being terminated for Cause written notice of the acts or omissions constituting Cause and no termination of such Eligible Individual’s employment with the Company and its Affiliates for Cause shall occur unless and until such Eligible Individual fails to cure such acts or omissions within 10 days following the receipt of such written notice. If the Company or one of its Affiliates determines, in its sole discretion, that a cure is not possible or appropriate, an Eligible Individual being terminated for Cause shall have no notice or cure rights before such Eligible Individual’s employment with the Company and its Affiliates is terminated for Cause.

(e)Without Cause. The Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company for any reason other than death, Disability or Cause, at any time by providing written notice to such Eligible Individual that the Company and its Affiliates is terminating such Eligible Individual’s employment with the Company and its Affiliates without Cause.

(f)With Good Reason.

(i)Subject to Section 9(f)(ii), an Eligible Individual shall be permitted to terminate such Eligible Individual’s employment with the Company and its Affiliates for any Good Reason.

(ii)To exercise an Eligible Individual’s right to terminate such Eligible Individual’s employment for Good Reason, such Eligible Individual must provide written notice to the Company or one of its Affiliates of such Eligible Individual’s belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to such Good Reason, and such notice shall describe the conditions believed to constitute Good Reason. The Company and its Affiliates shall have 30 days to remedy the Good Reason condition(s). If the condition(s) are not remedied during such 30-day period, such Eligible Individual may terminate such Eligible Individual’s employment with the Company and its Affiliates for Good Reason by delivering a Notice of Termination to the Company; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to such Good Reason; otherwise, such Eligible Individual is deemed to have accepted the condition(s), or the Company’s and its Affiliates correction of such condition(s), that may have given rise to the existence of such Good Reason.

(g)Without Good Reason. An Eligible Individual shall be entitled to terminate such Eligible Individual’s employment with the Company and its Affiliates at any time by providing 30 days written Notice of Termination to the Company or one of its Affiliates and stating that such termination is without Good Reason, provided, however, that notwithstanding anything to the contrary contained herein, the Company and its Affiliates shall be under no obligation to continue to employ such Eligible Individual for such 30 day period.

(h)Suspension of Duties. Notwithstanding the foregoing provisions of this Section 9, the Company and its Affiliates may, to the extent doing so would not result in the Eligible Individual’s Separation from Service, suspend an Eligible Individual from performing such Eligible Individual’s duties, responsibilities, and authorities (including, without limitation, such Eligible Individual’s duties, responsibilities and authorities as a member of the Board or the board of directors of any Affiliate) following the delivery by such Eligible Individual of a Notice of Termination providing for such Eligible Individual’s resignation, or following delivery by the Company or one of its Affiliates of a Notice of Termination providing for the termination of such Eligible Individual’s employment for any reason; provided, however, that during the period of suspension (which shall end on or before the Date of Termination), and subject to the legal rules applicable to any Company benefit plans under Section 401(a) of the Code and the rules applicable to nonqualified deferred compensation plans under Section 409A, such Eligible Individual shall continue to be treated as employed by the Company and its Affiliates for other purposes, and such Eligible Individual’s rights to compensation or benefits shall not be reduced by reason of the suspension; and provided, further, that any such suspension shall not affect the determination of whether the resignation was for Good Reason or without Good Reason or whether the termination was for Cause or without Cause. The Company and its Affiliates may suspend an Eligible Individual with pay pending an investigation authorized by the Company or any of its Affiliates or a governmental authority in order to determine whether such Eligible Individual has engaged in acts or omissions constituting Cause, and in such case the paid suspension shall not constitute a termination of such Eligible Individual’s employment with the Company and its Affiliates; provided, however, that such suspension shall not continue past the time that the Eligible Individual would incur a Separation from Service (at such point, the Company shall either terminate the Eligible Individual in accordance with this Plan or have the Eligible Individual return to active employment).

10.General Provisions.

(a)Taxes. The Company and its Affiliates are authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company and its Affiliates may deem advisable to enable the Company, its Affiliates and Eligible Individuals to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

(b)Offsets and Substitutions. Pursuant to Reg. § 1.409A-3(j)(4)(xiii), the Company and its Affiliates may set off against, and each Eligible Individual authorizes the Company and its Affiliates to deduct from, any payments due to such Eligible Individual, or to such Eligible Individual’s estate, heirs, legal representatives or successors, any amounts which may be due and owing to the Company or an Affiliate by such Eligible Individual, arising in the ordinary course of business whether under this Plan or otherwise; provided that no such deduction may exceed $5,000 and the deduction is made at the same time and in the same amount as the amount otherwise would have been due and collected from such Eligible Individual. Such Eligible Individual shall pay to the Company and its Affiliates all other obligations to the Company and its Affiliates. To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an Eligible Individual under another plan of the Company or its Affiliates or an agreement with the Eligible Individual and the Company or its Affiliates, including a change in control plan or agreement, an offer letter or letter agreement, or to the extent that an Eligible Individual moves between Tiers, and to the extent that such other payments or benefits or the Severance Obligations provided under this Plan are subject to Section 409A, the Plan shall be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Section 409A or (ii) further deferred in violation of Section 409A.

(c)Term of this Plan; Amendment and Termination.

(i)Prior to a Change in Control, this Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by the Administrator and at least two-thirds (2/3) of the Board; provided, however, that no such amendment, modification or termination that is adopted within one (1) year prior to a Change in Control that would adversely affect the benefits or protections hereunder of any Eligible Individual as of the date such amendment, modification or termination is adopted shall be effective as it relates to such Eligible Individual; provided, further, however, that this Plan may not be amended, modified or terminated, (A) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (B) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs; any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate this Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. For a period of two (2) years following the occurrence of a Change in Control, this Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any Eligible Individual under this Plan on the date the Change in Control occurs.

(ii)Notwithstanding the provisions of paragraph (i), the Company may terminate and liquidate the Plan in accordance with the provisions of Section 409A.

(iii)Notwithstanding the foregoing, no amendment, modification or termination of this Plan shall adversely affect any Eligible Individual’s entitlement to payments under this Plan prior to such amendment, modification or termination (other than as required to permit termination of the Plan in accordance with Section 409A), nor shall such amendment, modification or termination relieve the Company of its obligation to pay benefits to Eligible Individuals as otherwise set forth herein, except as otherwise consented to by such Eligible Individual.

(d)Successors. This Plan shall bind and inure to the benefit of and be enforceable by any Eligible Individual and the Company and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither this Plan nor any right or obligation hereunder of the Company, any of its Affiliates or any Eligible Individual may be assigned or delegated without the prior written consent of the other party; provided, however, that the Company may assign this Plan to any of its Affiliates and an Eligible Individual may direct payment of any benefits that will accrue upon death. An Eligible Individual shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Plan; and no benefits payable under this Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. This Plan shall not confer any rights or remedies upon any person or legal entity other than the Company, its Affiliates and Eligible Individuals and their respective successors and permitted assigns.

(e)Unfunded Obligation. All benefits due an Eligible Individual under this Plan are unfunded and unsecured and are payable out of the general funds of the Company and its Affiliates.

(f)Directed Payments. If any Eligible Individual is determined by the Administrator to be Disabled, the Administrator may cause the payment or payments becoming due to such Eligible Individual to be made to another person for such person’s benefit without responsibility on the part of the Administrator or the Company and its Affiliates to follow the application of such funds.

(g)Limitation on Rights Conferred Under Plan. Neither this Plan nor any action taken hereunder will be construed as (i) giving an Eligible Individual the right to continue in the employ or service of the Company or any Affiliate; (ii) interfering in any way with the right of the Company or any Affiliate to terminate an Eligible Individual’s employment or service at any time; or (iii) giving an Eligible Individual any claim to be treated uniformly with other employees of the Company or any of its Affiliates. The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any of its Affiliates regarding eligibility, severance payments and benefits.

(h)Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Colorado, without giving effect to any conflict of law provisions thereof, except to the extent Colorado law is preempted by federal law.

(i)Dispute Resolution. Any and all disputes, claims or controversies arising out of or relating to this Plan that are not resolved by their mutual agreement (A) shall be brought by an Eligible Individual in such Eligible Individual’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding and (B) shall be submitted to final and binding arbitration before Judicial Arbiter Group (“JAG”), or its successor. The arbitration process shall be commenced by filing a written demand for arbitration with JAG, with a copy to the Company. The arbitration will be conducted in accordance with the provisions of JAG’s arbitration rules and procedures in effect at the time of filing of the demand for arbitration. The Company and such Eligible Individual will cooperate with JAG and with one another in selecting a single arbitrator from JAG’s panel of neutrals, and in scheduling the arbitration proceedings, which shall take place in Denver, Colorado. The provisions of this section 10(i) may be enforced by any Court of competent jurisdiction.

(j)Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

(k)Section 409A.

(i)This Plan is intended to comply with Section 409A and shall be construed and operated accordingly. The Company may amend this Plan at any time to the extent necessary to comply with Section 409A. Any Eligible Employee shall perform any act, or refrain from performing any act, as reasonably requested by the Company to comply with any correction procedure promulgated pursuant to Section 409A.

(ii)To the extent required to avoid the imposition of penalties or interest under Section 409A, any payment or benefit to be paid or provided on account of an Eligible Individual’s Separation from Service to an Eligible Individual who is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code) that would be paid or provided prior to the first day of the seventh month following the Eligible Individual’s Separation from Service shall be paid or provided on the first day of the seventh month following the Eligible Individual’s Separation from Service or, if earlier, the date of the Eligible Individual’s death.

(iii)Each payment to be made under this Plan is a separately identifiable or designated amount for purposes of Section 409A.

(l)PHSA § 2716. Notwithstanding anything to the contrary in this Plan, in the event that the Company or any of its Affiliates is subject to the sanctions imposed pursuant to § 2716 of the Public Health Service Act by reason of this Plan, the Company may amend this Plan at any time with the goal of giving Employee the economic benefits described herein in a manner that does not result in such sanctions being imposed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has adopted this Amended and Restated Executive Change in Control and Severance Plan as of the Effective Date.

Bonanza Creek Energy, Inc.

By:     /s/ James A. Watt
Name:    James A. Watt
Title:    Chairman of the Board

Exhibit A
Executive and Key Employee Tiers

Tier	Position
Tier 1	President and Chief Executive Officer
Tier 2	Executive Vice President
Tier 3	Senior Vice President
Tier 4	Vice President
Tier 5	Director, Senior Manager, Manager, and other key employee designated by the Administrator

Exhibit B
Form of General Release
1.    The undersigned (“Employee”), on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants set forth in the Executive Change In Control And Severance Plan, under which Employee is an Eligible Individual, but to which Employee is not automatically entitled, including, but not limited to, the payment of any severance thereunder, hereby fully releases Bonanza Creek Energy, Inc. and its successors or affiliates (the “Company”), its parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this release is signed by Employee. Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of this Agreement, or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended, including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) any rights to payments, including severance, arising under Employee’s Employment Agreement; (b) any vested rights under any pension, retirement, profit sharing or similar plan; or (c) Employee’s rights, if any, to indemnification or defense under the Company’s certificate of incorporation, bylaws and/or policy or procedure, any indemnification agreement with Employee or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company (this “Release”).
2.    [Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this release; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this release; (c) Employee has twenty-one (21) days to consider this release (although Employee may choose to voluntarily execute this release earlier); (d) Employee has seven (7) days following the execution of this Release to revoke this Release; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Release is executed by Employee (the “Effective Date”).]
3.    Excluded from this Release are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Employee’s state or participating in an EEOC or state agency investigation; provided, however, Employee hereby agrees to waive Employee’s right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency arising out of or related to Employee’s employment with and/or separation from the Company.
4.    Employee acknowledges that Employee executed an [Employee Restrictive Covenants, Proprietary Information and Inventions Agreement] or [Employee Proprietary Information and Inventions Agreement] under which Employee assumed certain obligations relating to the Company’s confidential and proprietary business information and trade secrets and containing certain covenants relating to competition, solicitation and assignment of invention (“Employee Proprietary Information and Inventions Agreement”). Employee agrees that, notwithstanding any other provision of this Release, the Employee Proprietary Information and Inventions Agreement shall by its terms survive the execution of this Release and that the parties’ rights and duties thereunder shall not in any way be affected by this Release. Employee also warrants and represents that Employee has returned any and all documents and other property of the Company constituting a trade secret or other confidential research, development or commercial information in Employee’s possession, custody or control, and represents and warrants that Employee has not retained any copies or originals of any such property of the Company. Employee further warrants and represents that Employee has never violated the Employee Proprietary Information and Inventions Agreement, and will not do so in the future.
5.    Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”). Employee agrees that Employee shall testify truthfully in connection with any such Proceeding, shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena. The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section.
6.    Employee and the Company understand and agree that it is in their mutual best interest to minimize the effect of Employee’s separation upon the Company’s business and upon Employee’s professional reputation. Accordingly, Employee agrees to take all actions reasonably requested of Employee by the Company in order to accomplish that objective. To this end, Employee shall consult with the Company concerning business matters on an as-needed and as-requested basis, the Company shall exercise reasonable efforts to avoid conflicts between such consulting and Employee’s personal and other business commitments, and Employee shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner.
7.    Employee covenants never to disparage or speak ill of the Company or any the Company product or service, or of any past or present employee, officer or director of the Company, nor shall Employee at any time harass or behave unprofessionally toward any past, present or future the Company employee, officer or director.
8.    Release of Unknown Claims. It is the intention of Employee that this Release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this release. It is the intention of Employee in executing this Release that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.
[Employee Name]
By:_________________________________________